EXHIBIT (99)
Clark Equipment Company
100 North Michigan St.
P.O. Box 7008
South Bend, Indiana 46634


                                 NEWS RELEASE


Contact:  Joe Fimbianti                      Release Date:  Immediate
          219-239-0176



                  CLARK REPORTS $1.86 EPS FOR THIRD QUARTER


SOUTH BEND, INDIANA, October 25, 1994 -- Clark Equipment Company (NYSE:
CKL) today announced net income for the three months ended September 30, 1994, of $32.3 million, or $1.86 per share, compared to net income of $3.2 million, or $0.18 per share, in the prior year period. Sales for third quarter 1994 were $249.2 million compared to $167.1 million in third quarter 1993. The announcement was made by Leo J. McKernan, Clark chairman, president and chief executive officer.

"Continued gains by Clark Equipment Company's core businesses and a marked improvement in its construction machinery joint venture significantly increased sales and earnings during the third quarter," said Mr. McKernan.

For the first nine months of 1994, Clark reported net income of $121.7 million, or $6.99 per share, compared to net income of $29.6 million, or $1.70 per share, in 1993. Net income from continuing operations was $87.6 million, or $5.03 per share, compared to $14.2 million, or $0.82 per share, for the first nine months of 1993. Clark consolidated revenues for the nine-month period of 1994 were $696.9 million compared to $517.5 million for the prior year period.

Earnings from Clark consolidated operations, which include Melroe Company, Clark-Hurth Components, and Blaw-Knox Construction Equipment Corporation, continued their upward trend in the third quarter, rising to $16.5 million, or $0.95 per share, on sales of $249.2 million. This result compares to Clark consolidated net income of $1.4 million, or $0.08 per share, on sales of $167.1 million in third quarter 1993. Blaw-Knox results are not included in 1993. Clark's share of earnings from its construction machinery joint venture, VME, rose in third quarter 1994 to $16.0 million, or $0.92 per share, a sharp improvement over net income of $1.8 million, or $0.10 per share, a year earlier.

Outlining the factors that contributed to Clark's third quarter increases, Mr. McKernan said, "Gross margins and operating margins increased compared to third quarter 1993. Melroe sales and operating income overcame the third quarter traditional seasonal downturn. Clark-Hurth Components continued its three-quarter upward profit trend. Blaw-Knox, Clark's asphalt paving business acquired earlier this year, contributed its first full quarter of results to corporate sales and earnings. Renewed strength in VME markets and its leaner cost structure combined to deliver strong third quarter earnings from operations."

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New orders during the quarter rose to $260.4 million, an increase of approximately 55 percent, compared to $168.2 million for the same period in 1993 and up seven percent from second quarter 1994. At September 30, 1994, the order backlog was $202.4 million compared to $122.1 million in third quarter 1993 and $191.2 million in second quarter 1994. Order rates increased at all Clark businesses compared to a year earlier. Order and backlog data for the second and third quarters of 1994 include Blaw-Knox.

Discussing Clark's Melroe operations, Mr. McKernan said, "Melroe's North American operations resisted its normal seasonal downturn in the third quarter, producing sales and earnings close to its record second quarter results. Momentum in the North American business continued to be strong, with the skid-steer loader industry recording a 20 percent increase in retail activity compared to 1993." He added that Melroe shipments were up more than 30 percent compared to third quarter 1993.

"European sales of Bobcat skid-steer loaders increased somewhat from depressed 1993 levels, although demand remained sluggish," said Mr. McKernan. He went on to say that European mini-excavator sales continued to expand and are running more than 10 percent ahead of 1993 third quarter sales. In July, Melroe announced a $15.0 million expansion of its Gwinner, North Dakota, plant. The additional 160,000 square feet will assure adequate manufacturing capacity to meet projected growth in demand for Bobcat products worldwide.

"Improving construction machinery markets in North America and Europe helped to increase earnings at Clark-Hurth during the third quarter," said Mr. McKernan, noting that order rates remained at high levels, with orders at the end of nine months more than 60 percent ahead of the prior year.
He added, "For the third consecutive quarter, Clark-Hurth profitability increased. Factors contributing to Clark-Hurth gains included improved economic conditions, share gains in major markets and continuing cost controls."

Discussing Clark's asphalt paving equipment business, Mr. McKernan said, "Performance at Blaw-Knox has exceeded our expectations. Increases in domestic road-paving activity and expanded exports drove sales and earnings above 1993 levels. Order rates for the third quarter were 15 percent ahead of the same period in 1993. Improved earnings resulted from increased unit sales, a better product mix and increasing parts sales." European markets remained stagnant with no clear signs of improvement. However, cost reductions in the United Kingdom helped improve margins, despite flat production.

Clark's share of VME net income in third quarter 1994 was $16.0 million, or $0.92 per share, up significantly from net income of $1.8 million, or $0.10 per share, in the prior year period. Sales were $357.9 million, up 26 percent from $283.1 million in third quarter 1993. Discussing VME's performance, Mr. McKernan said, "The market demand for construction equipment remained strong in North America and is showing some improvement in most European markets. Increased sales volumes, improved price realization and higher capacity utilization drove the earnings improvement."






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Looking ahead at the remainder of 1994, Mr. McKernan said, "We expect sales and earnings in fourth quarter 1994 to show continued strength compared to the prior year, with production and shipping rates similar to the third quarter. All indications are that Clark's strong operating performance will continue into the foreseeable future."

Clark Equipment Company designs, manufactures and markets skid-steer loaders, construction machinery, asphalt paving equipment, and axles and transmissions for off-highway equipment.


















































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CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF INCOME AND RETAINED EARNINGS (UNAUDITED)
                                                           For the Period Ended September 30,
(Amounts in Thousands, except per share data)             Third Quarter          Nine Months
                                                         1994      1993*       1994       1993*
Net sales............................................$  249,210 $  167,126 $  696,898 $   517,486

Operating costs and expenses:
   Cost of goods sold.................................  195,944    136,390    548,066     412,651
   Selling, general and
      administrative expenses.........................   28,683     29,962     83,223      77,283
                                                        224,627    166,352    631,289     489,934
Operating income......................................   24,583        774     65,609      27,552

Other income, net.....................................    4,204      4,959     14,065      10,128
Interest expense......................................   (4,926)    (5,388)   (15,157)    (15,980)
Pre-tax income from consolidated operations...........   23,861        345     64,517      21,700
Provision (credit) for income taxes...................    7,345     (1,054)    21,421       4,939
Income from consolidated operations...................   16,516      1,399     43,096      16,761
Equity in net income (loss)
   of associated companies............................   15,822      1,787     44,459      (2,547)
Income from continuing operations.....................   32,338      3,186     87,555      14,214
Discontinued operations:
   Income from operations.............................        0      6,886      1,275       9,261
   Gain on sale.......................................        0          0     32,884           0
Income from discontinued operations...................        0      6,886     34,159       9,261
Income before effect of
   change in accounting principle.....................   32,338     10,072    121,714      23,475
Effect of accounting change--income taxes.............        -          -          -       6,150
Net income............................................   32,338     10,072    121,714      29,625

Add: Income retained
   at beginning of period.............................  182,084     64,346     92,708      44,869
Deduct: Excess cost of treasury shares issued over
   the cost of certain employee benefits..............        0        (53)         0          23
Income retained at end of period.....................$  214,422 $   74,471 $  214,422 $    74,471

Income per share:
   From continuing operations........................$     1.86 $      .18 $     5.03 $       .82
   From discontinued operations.......................        -        .40       1.96         .53
   From effect of accounting change...................        -          -          -         .35
   Net income........................................$     1.86 $      .58 $     6.99 $      1.70

Average number of shares..............................   17,399     17,419     17,416      17,418
Number of shares outstanding
   at end of period...................................   17,398     17,374     17,398      17,374

* Restated to reflect the deconsolidation of the automotive business.


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CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
CONDENSED BALANCE SHEET

(Amounts in Thousands)
                                                              Sept.30     Dec.31
                                                               1994        1993
ASSETS                                                       Unaudited    Audited
Current Assets:
   Cash, equivalents, and short-term investments...........$   232,045 $   235,828
   Accounts and notes receivable............................   106,426      77,103
   Accounts receivable from associated companies............     1,371       2,041
   Refundable income taxes..................................         0       3,543
   Inventories..............................................   125,111     108,620
   Deferred tax assets--net.................................    28,364      29,202
   Other current assets.....................................     4,950       5,434
      Total current assets..................................   498,267     461,771
Investments and advances--associated companies .............   189,230     122,106
Deferred tax assets--net ...................................   105,718     101,018
Property, plant and equipment--net..........................   178,782     201,924
Assets held for sale........................................     8,619       6,765
Goodwill....................................................   169,658      67,461
Other assets................................................    34,745      40,890
      Total assets.........................................$ 1,185,019 $ 1,001,935

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Notes payable...........................................$    16,160 $    22,512
   Accounts payable and accrued liabilities.................   160,128     150,142
   Income taxes payable.....................................     7,250       4,139
   Accrued postretirement benefits..........................    20,643      19,560
   Deferred income taxes....................................     4,353         800
   Current installments on long-term debt...................    13,434       9,612
      Total current liabilities.............................   221,968     206,765
Long-term borrowings........................................   194,266     204,770
Other non-current liabilities...............................   101,800      74,686
Accrued postretirement benefits.............................   240,398     233,239
Deferred income taxes.......................................    16,040      14,322
      Total liabilities.....................................   774,472     733,782
Stockholders' Equity:
   Capital stock............................................   323,987     323,540
   Retained earnings........................................   214,422      92,708
   Cumulative translation and other adjustments.............   (43,007)    (67,083)
   Common stock held in treasury at cost....................   (53,571)    (49,728)
   Leveraged Employee Stock Ownership
      Plan shares...........................................   (31,284)    (31,284)
      Total stockholders' equity............................   410,547     268,153
      Total liabilities and stockholders' equity...........$ 1,185,019 $ 1,001,935

Debt/Capitalization Ratio...................................      35.3%       46.9%
Year-to-date capital expenditures..........................$    26,575 $    29,877
Year-to-date depreciation charges..........................$    25,863 $    36,379



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